Tortoise Capital Resources Corp. Announces 2nd Quarter Distribution, Responds to Recent Portfolio Company Developments and Provides NAV Guidance

LEAWOOD, Kan. – May 12, 2010 –The Board of Directors of Tortoise Capital Resources Corp. (NYSE: TTO) (the company) today declared the company's second quarter 2010 distribution of $0.10 per share, compared to the prior quarter's distribution of $0.13 per share. The distribution will be paid on June 1, 2010, to stockholders of record on May 24, 2010.

A portion of this distribution is expected to be treated as return of capital for income tax purposes, although the ultimate determination will not be made until determination of our earnings and profits after our year-end.

Portfolio Company Developments

The company is also providing information regarding recent announcements by its portfolio companies High Sierra Energy, LP (High Sierra), International Resource Partners LP (IRP), VantaCore Partners LP (VantaCore) and Mowood, LLC (Mowood).

High Sierra was unable to declare a cash distribution this quarter as a result of a credit agreement covenant default with its bank. Although High Sierra achieved sufficient distributable cash flow (DCF) to pay its minimum quarterly distribution (MQD) of $0.45 per common unit, they were unable to receive a waiver from their bank to allow a cash distribution. High Sierra distributed $0.63 per common unit last quarter. TTO currently owns 1,042,685 common units of High Sierra and a 2.37 percent equity interest in High Sierra's general partner. The distribution suspension by High Sierra decreased TTO's quarterly DCF by approximately $0.07 per share.

"High Sierra reported results from operations this quarter that would support a cash distribution at or above their MQD level, absent their bank covenant default," said TTO's President, Ed Russell, "and they expect to be successful in securing a long term credit facility under terms which would allow them to resume paying cash distributions on their common units. If High Sierra resumes cash distributions at the $0.45 MQD level, TTO could maintain a $0.10 to $0.11 per share quarterly distribution, absent any additional adjustments."

IRP announced a quarterly distribution increase from $0.40 to $0.45 per unit, effective with its first quarter distribution, increasing TTO's distributable cash flow by $25,000 per quarter. TTO owns 500,000 International Resource Partners Class A units.

VantaCore recently signed an agreement with a large private equity investor providing $100 million in equity financing, which should allow the company to accelerate growth through acquisitions, pay off its subordinated debt and enter into a new credit facility under more favorable terms. VantaCore has experienced some disruption to its Tennessee-based operations as a result of recent flooding. Despite this, VantaCore will maintain its minimum quarterly distribution of $0.475 per common unit for this quarter.

TTO received additional capital gain proceeds from Mowood of $585,000 as a result of a contingent payment from the sale of its Timberline Energy subsidiary as previously reported. TTO may receive additional contingent and escrow payments from the sale, currently expected to total approximately $1.6 million. "TTO has elected to include the capital gain proceeds from Mowood in its distribution over the next two quarters, enabling us to distribute $0.10 per share this quarter," said Mr. Russell.

Net Asset Value

The company estimates the net result of these portfolio developments, the change in market value of its publicly traded investments, and the changes in other assets and liabilities would decrease its current net asset value, as compared to its prior quarter end net asset value of $9.60, by approximately 10 percent. Of course, the final determination of net asset value will not be determined until the company releases its fiscal 2010 second quarter financial results on or around July 9, 2010.

Annual Stockholders' Meeting

TTO's Annual Stockholders' Meeting is scheduled to be held on May 21, 2010 at 10 a.m. CDT at 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

For those unable to attend the meeting, a listen-only conference call will be provided. Please dial-in approximately five to 10 minutes prior to the scheduled start time.

U.S./Canada: (877) 941-8610

The meeting will also be webcast in a listen-only format. The link to the webcast and supplemental information will be accessible at www.tortoiseadvisors.com.

A replay of the meeting will be available beginning at 6 p.m. CDT on May 21, 2010 and continuing until 12 p.m. CDT June 4, 2010, by dialing (800) 406-7325 (U.S./Canada). The replay access code is 4290560#. A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through May 21, 2011.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream and coal/aggregate segments, of the U.S. energy infrastructure sector.

About Tortoise Capital Advisors

Tortoise is an investment manager specializing in listed energy infrastructure, such as pipeline and power companies. As of April 30, 2010, Tortoise had approximately $3.5 billion of assets under management in five NYSE-listed investment companies and private accounts. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company's investments, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board and compliance with asset coverage requirements of the Investment Company Act of 1940 and the leverage covenants.

Contact information: Tortoise Capital Advisors, LLC Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com